EVEP Closes Central/East Texas Acquisition; Updates Hedge Positions

HOUSTON, June 27, 2007 -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced that it has closed its previously announced joint acquisition with certain institutional partnerships managed by EnerVest Management Partners, Ltd. (EnerVest), of oil and natural gas properties in Central and East Texas from Anadarko Petroleum Corporation for $728 million, subject to customary closing adjustments. EVEP’s proportionate share of the purchase price is $97 million.

EVEP financed its share of the acquisition with $75 million in borrowings under its existing credit facility and the balance from proceeds of its recently completed equity private placement.

Based on the closing of this acquisition, EVEP management anticipates that it will recommend to the Board of Directors a further increase in the quarterly distribution rate, beginning with the distribution for the third quarter of 2007 (payable during the fourth quarter of 2007).

In addition, EVEP announced is has expanded its commodity hedge program. The company’s current hedging positions are provided below in the Hedge Summary Table. EVEP utilizes derivative instruments, such as price swaps and collars, to minimize the variability of its forecasted cash flows due to price movements in natural gas and crude oil.

Hedge Summary Table
	Swap	Swap	Collar	Collar	Collar
	Volume	Price	Volume	Floor	Ceiling
	(MMmbtu / MBbls)		(MMmbtu / MBbls)
Natural Gas
2007 2H
NYMEX	1,012	$8.519	460	$7.250	$9.050
Dominion Appalachia	570	$10.265
MichCon Citygate	368	$10.255	552	$8.000	$9.270
Houston Ship Channel	729	$7.875

2008
NYMEX	1,464	$8.848	366	$7.500	$9.850
NYMEX			366	$7.500	$9.650
NYMEX			732	$7.500	$9.700
NYMEX			732	$8.000	$11.300
Dominion Appalachia	988	$9.750
MichCon Citygate	732	$8.100	732	$8.000	$9.550
Houston Ship Channel	1,242	$8.350

2009
NYMEX	1,643	$7.990	365	$7.500	$8.800
NYMEX			1,460	$7.750	$9.150
NYMEX			730	$8.000	$10.550
MichCon Citygate	1,460	$8.110
Houston Ship Channel	1,029	$8.200

2010
NYMEX	913	$8.520

Crude Oil (NYMEX)
2007 2H	91.6	$70.180
2008	115.1	$71.529	45.8	$62.000	$73.950
2009	102.4	$71.345	45.6	$62.000	$73.900
2010	36.5	$72.000

EVEP is a publicly traded master limited partnership engaged in acquiring, producing and developing oil and gas properties. EVEP was formed in September, 2006.

EnerVest, founded in 1992, acquires, develops and operates oil and gas fields on behalf of its institutional investors. EnerVest is also the general partner of the general partner of EVEP.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission.

SOURCE: EV Energy Partners, L.P.

Contact:
EV Energy Partners, L.P.
Michael E. Mercer, 713-651-1144
Web site: http://www.evenergypartners.com